FOR IMMEDIATE RELEASE

For Additional Information Contact:	AirNet Systems, Inc.	InvestQuest, Inc.
	Joe Biggerstaff	Robert Lentz
	(614) 237-2057	(614) 876-1900

AIRNET SYSTEMS, INC. ANNOUNCES NEW CHIEF FINANCIAL OFFICER

COLUMBUS, Ohio (August 11, 2003) AirNet Systems, Inc. (NYSE: ANS) today announced that Gary W. Qualmann has been appointed Chief Financial Officer, Treasurer and Secretary of the Company, effective September 1, 2003.

Mr. Qualmann was the Chief Financial Officer and Treasurer of Metatec, Inc., a manufacturing and supply chain solutions company, since 2001.  His responsibilities included all financial aspects of the publicly traded company with particular involvement in business planning and implementation of the company’s strategy.

From 1995 to 2001, Mr. Qualmann was Chief Financial Officer, Treasurer, Secretary and Director of MindLeaders.com, Inc., an e-learning company.  He was directly involved in raising capital for the business and managed its investor, banking and insurance relationships.  Prior to that, Mr. Qualmann was Executive Vice President, Chief Financial Officer and Treasurer of Red Roof Inns, Inc. from 1988 to 1995.  He was responsible for the company’s accounting, internal audit, tax, SEC reporting, management information systems, risk management, and related areas.  During this period, Mr. Qualmann successfully completed a significant public debt offering and refinancing with lenders.

Mr. Qualmann was a Partner at Deloitte & Touche LLP, an international accounting firm, where he worked from 1973 to 1988.  He held positions of increased responsibility in the firm’s Columbus and New York offices.  Mr. Qualmann earned a Bachelor of Science degree in accounting from Capital University.

Joe Biggerstaff, Chairman, President, and Chief Executive Officer, stated, “We are very pleased to have Gary Qualmann join AirNet’s management team.  His extensive financial experience and accomplishments are especially well suited to the transitional nature of our business.  He will be actively involved in implementation of our corporate strategy with emphasis on financing the profitable long-term growth of our Express and private passenger businesses.”

AirNet Systems, Inc. is a premier provider of aviation services including time-critical small package delivery and private passenger charter.  AirNet operates AirNet Express, an integrated national air transportation network providing expedited air transportation to banks, medical customers and other time-critical small package shippers in more than 100 cities nationwide.  AirNet is committed to safety, security and customer service-these are the hallmarks of AirNet’s success over the last 28 years.  AirNet operates more than 120 aircraft, including 40 Learjets, located strategically throughout the United States.  AirNet’s cargo fleet departs most cities several hours after other major package delivery companies.  To find out more, visit AirNet’s website at www.airnet.com.

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